NEOS ETF Trust 485BPOS

Exhibit 99.(d)(13)

AMENDED AND RESTATED SCHEDULE A

to the

ADVISORY AGREEMENT

between

NEOS INVESTMENT MANAGEMENT LLC

and

NEOS ETF TRUST

Fund	Advisory Fee Rate	Effective Date
NEOS S&P 500® High Income ETF	0.68% of the Fund’s average daily net assets	August 16, 2022
NEOS Enhanced Income Aggregate Bond ETF	0.58% of the Fund’s average daily net assets	August 16, 2022
NEOS Enhanced Income Cash Alternative ETF	0.38% of the Fund’s average daily net assets	August 16, 2022
NEOS Bitcoin High Income ETF	0.99% of the Fund’s average daily net assets	TBD
NEOS Bitcoin Quantitative Trend ETF	0.99% of the Fund’s average daily net assets	TBD
Mast Global Battery Recycling & Production ETF	0.65% of the Fund’s average daily net assets	December 13, 2023
NEOS Nasdaq-100 Hedged Equity Income ETF	0.68% of the Fund’s average daily net assets	TBD
NEOS Enhanced Income Credit Select ETF	0.65% of the Fund’s average daily net assets	TBD
NEOS Nasdaq 100 High Income ETF	0.68% of the Fund’s average daily net assets	January 29, 2024
NEOS Russell 2000 High Income ETF	0.68% of the Fund’s average daily net assets	June 24, 2024
NEOS Enhanced Income 20+ Year Treasury Bond ETF	0.58% of the Fund’s average daily net assets	TBD

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement to be effective as of the dates indicated above and with effect upon commencement of investment operations for Funds with the notation above of “TBD.”

NEOS ETF TRUST	NEOS Investment Management, LLC
By: /s/ Garrett Paolella	By: /s/ Troy Cates
Name: Garrett Paolella	Name: Troy Cates
Title: President and Principal Executive Officer	Title: Managing Partner